Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 1, 2005 and the Prospectus Supplement dated December 1, 2005 — No. 592

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

$19,803,141.31*
Trigger Index-Linked Notes due 2006
(Linked to the PHLX Oil Service SectorSM Index)

The amount that you will be paid on your notes on the stated maturity date, which is December 28, 2006 (unless extended due to market disruption or non-business days), is linked to the performance of the PHLX Oil Service SectorSM Index, which we call the index, during the measurement period (any trading day from but not including June 21, 2006 up to and including the determination date, which is the fifth trading day prior to the stated maturity date, unless extended due to market disruption or non-business days).

Your notes are not principal protected. If the index level falls below the trigger level, which is 156.849 (an amount equal to 80% of the initial index level), at any time during the measurement period, you may lose your entire investment in your notes, depending on the closing index level on the determination date. In addition, the maximum payment that you could receive on the stated maturity date with respect to each of your notes is limited to the cap level, which is 245.076 (an amount equal to 125% of the initial index level), regardless of the performance of the index level during the measurement period. Your notes do not bear interest and we will not pay any other amount under your notes prior to their stated maturity.

On the stated maturity date, for each of your notes, we will pay you the cash settlement amount based on the final index level and the performance of the index during the measurement period. For each of your notes, we will calculate the payment amount as follows:

•	regardless of whether or not the index level falls below the trigger level at any time during the measurement period,

•	if the final index level is equal to or greater than the cap level, 125% of the face amount, or

•	if the final index level is equal to or greater than the initial index level but less than the cap level, the face amount multiplied by (a) the final index level divided by (b) the initial index level.

•	if the index level does not fall below the trigger level at any time during the measurement period and the final index level is less than the initial index level, the face amount.

•	if the index level falls below the trigger level at any time during the measurement period and the final index level is less than the initial index level, the face amount multiplied by (a) the final index level divided by (b) the initial index level.

The initial index level is 196.061 and the final index level will be the closing index level on the determination date. The face amount of each of your notes is equal to the initial index level.

Because we have provided only a brief summary of the terms of your note, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-12.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read “Additional Risk Factors Specific to Your Note” on page S-7 so that you may better understand those risks.

Original issue date (settlement date): June 28, 2006 (for the original notes); July 10, 2006 (for the reopened notes)	Original issue price: $196.061 (for the original notes); $206.795 (for the reopened notes)
Underwriting discount: .05% of the face amount	Net proceeds to the issuer: 99.95% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

* This prospectus supplement relates to $9,803,050 aggregate face amount of notes, which we refer to as the “reopened notes”. The reopened notes were traded on June 30, 2006 (an original issue date of July 10, 2006) at an original issue price of $206.795 (105.4748267% of the face amount of each note). The remaining $10,000,091.31 aggregate face amount of notes, which we refer to as the “original notes”, were traded on June 21, 2006 (an original issue date of June 28, 2006) at an original issue price of $196.061 (100% of the face amount of each note) and were previously described in Prospectus Supplement No. 591 to the accompanying prospectus dated December 1, 2005 and the accompanying prospectus supplement dated December 1, 2005. Except for the different trade dates (and the corresponding difference in the original issue dates) and original issue prices, the original notes and the reopened notes have identical terms.

Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

“PHLX Oil Service SectorSM” and “OSXSM” are service marks of the Philadelphia Stock Exchange, Inc. (“PHLX”) and have been licensed for use by The Goldman Sachs Group, Inc.

Goldman, Sachs & Co.

Prospectus Supplement dated June 30, 2006.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Unless the context requires otherwise, such terms include both the reopened notes and the original notes. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Notes” on page S-12. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 1, 2005, as supplemented by the accompanying prospectus supplement, dated December 1, 2005, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: PHLX Oil Service SectorSM Index (Bloomberg: “OSX”), as published by the Philadelphia Stock Exchange, Inc.

Principal amount: on the stated maturity date, for each of your notes the issuer will pay you the cash settlement amount

Face amount: each of your notes will have a face amount equal to $196.061, which is the initial index level; the aggregate face amount for all the offered notes is $19,803,141.31 ($10,000,091.31 of which were traded on June 21, 2006 and $9,803,050 of which were traded on June 30, 2006)

Cash settlement amount: for each of your notes, an amount in cash calculated as follows:

•	regardless of whether or not the index level falls below the trigger level at any time during the measurement period, (1) if the final index level is equal to or greater than the cap level, 125% of the face amount, or (2) if the final index level is equal to or greater than the initial index level but less than the cap level, the face amount multiplied by (a) the final index level divided by (b) the initial index level

•	if the index level does not fall below the trigger level at any time during the measurement period and the final index level is less than the initial index level, the face amount

•	if the index level falls below the trigger level at any time during the measurement period and the final index level is less than the initial index level, the face amount multiplied by (a) the final index level divided by (b) the initial index level

Initial index level: 196.061.

Final index level: the closing index level on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-14 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-14.

Cap level: 245.076 (the initial index level times 1.25)

Trigger level: 156.849 (the initial index level times .80).

Measurement period: any trading day from but not including June 21, 2006 up to and including the determination date

Trade date: June 21, 2006 (for the original notes); June 30, 2006 (for the reopened notes)

Settlement date: June 28, 2006 (for the original notes); July 10, 2006 (for the reopened notes)

Stated maturity date: December 28, 2006, unless extended for up to six business days

Determination date: the fifth trading day prior to the stated maturity date, unless extended for up to five business days

Interest rate (coupon): the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-16

Trading day: as described on page S-16

CUSIP no.: 38144G812

Q&A

How Do The Notes Work?

The notes offered by this prospectus supplement will have a stated maturity date of December 28, 2006, unless extended due to market disruption or non-business days. The notes do not bear any interest. The amount that you will be paid, if any, on your notes on the stated maturity date will be linked to the performance of the PHLX Oil Service SectorSM Index. The amount of cash that we will pay you at maturity will be calculated in a manner described below under “What Will I Receive On The Stated Maturity Date of the Notes?”, and will depend on whether or not the index level falls below the trigger level at any time during the measurement period and on whether the index level appreciates or declines over the life of your notes. Regardless of whether or not the index level falls below the trigger level at any time during the measurement period, if the index level appreciates during the life of your notes, you will participate on a one-for-one basis in such appreciation, up to the cap level. If the index level does not fall below the trigger level at any time during the measurement period and if the index level declines during the life of your notes, you will receive the face amount for each of your notes. The face amount of each of your notes is equal to the initial index level. If the index level falls below the trigger level at any time during the measurement period, you may lose your entire investment in your notes, depending on the final index level. See “Additional Risk Factors Specific to Your Note” on page S-7.

As discussed in the accompanying prospectus, the offered notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-12.

Who Should Or Should Not Consider An Investment In The Notes?

We have designed the notes for investors who want to benefit from a potential increase of the index, subject to a maximum gain of 125% of the face amount of their notes while exposing the entire amount of their investment to risk if the index level falls below 20% from the initial index level at any time during the measurement period. You should therefore only consider purchasing the notes if you are willing to accept the risk of losing the entire principal amount of your notes as well as a cap on the potential payment amount at maturity.

Because you could lose your entire investment in your notes, the notes may not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Notes” on page S-7.

What Will I Receive On The Stated Maturity Date Of The Notes?

On the stated maturity date, for each of your notes, we will pay you an amount in cash calculated as follows:

•	regardless of whether or not the index level falls below the trigger level at any time during the measurement period, (1) if the final index level is equal to or greater than the cap level, 125% of the face amount, or (2) if the final index level is equal to or greater than the initial index level but less than the cap level, the face amount multiplied by (a) the final index level divided by (b) the initial index level

•	if the index level does not fall below the trigger level at any time during the measurement period and the final index level is less than the initial index level, the face amount

•	if the index level falls below the trigger level at any time during the measurement period and the final index level is less than the initial index level, the face amount multiplied by (a) the final index level divided by (b) the initial index level

The trigger level is 156.849 (an amount equal to 80% of the initial index level) and the cap level is 245.076 (an amount equal to 125% of the initial index level).

The initial index level is 196.061. The final index level, which will be determined by the calculation agent, will be the closing index level on the determination date. The face amount of each of your notes is equal to the initial index level. The measurement period is any trading day from but not including June 21, 2006 up to and including the determination date.

If the index level falls below the trigger level at any time during the measurement period, you may lose your entire investment in your note, depending on the final index level.

What Will I Receive If I Sell The Notes Prior To The Stated Maturity?

If you sell your notes prior to the stated maturity date, you will receive the market value of your notes. The market value of your notes may be influenced by many factors, such as interest rates and the volatility of the index. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes In Market Conditions or Any Other

Relevant Factors, The Value of Your Notes on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less than the Original Issue Price” on page S-7 and “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-8.

Hypothetical Cash Settlement Amount

The tables below show the hypothetical cash settlement amounts we would pay on the stated maturity date in exchange for each of your notes, if the final index level, expressed as a percentage of the initial index level, were any of the hypothetical percentages shown in the left column. For this purpose, we have assumed that there will be no market disruption events. The first table shows the hypothetical cash settlement amounts as a percentage of the face amount in the case where the index level does not fall below 156.849 (the trigger level) at any time during the measurement period. The second table shows the hypothetical cash settlement amounts as a percentage of the face amount in the case where the index level does fall below 156.849 at any time during the measurement period.

The left column represents hypothetical final index levels on the determination date expressed as a percentage of the initial index level. The right column represents hypothetical corresponding cash settlement amounts expressed as a percentage of the face amount. Thus, a hypothetical cash settlement amount of 100% means that the cash settlement amount that we would pay in exchange for each of your notes on the stated maturity date would equal 100% of the face amount, or $196.061, based on the corresponding hypothetical final index level and the assumptions noted above.

If the index level does not fall below the trigger level at any time during the measurement period:

Hypothetical Final Index Level as Percentage of Initial Index Level	Hypothetical Cash Settlement Amount as Percentage of Face Amount
200.00%	125.00%
175.00%	125.00%
125.00%	125.00%
115.00%	115.00%
110.00%	110.00%
100.00%	100.00%
90.00%	100.00%
80.00%	100.00%

If the index level does fall below the trigger level at any time during the measurement period:

Hypothetical Final Index Level as Percentage of Initial Index Level	Hypothetical Cash Settlement Amount as Percentage of Face Amount
200.00%	125.00%
175.00%	125.00%
125.00%	125.00%
120.00%	120.00%
110.00%	110.00%
100.00%	100.00%
90.00%	90.00%
80.00%	80.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

The cash settlement amounts expressed as percentages of the face amount of your notes shown above are entirely hypothetical; they are based on index levels that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index.

Please read “Additional Risk Factors Specific to Your Notes” on page S-7 and “Hypothetical Cash Settlement Amounts on Your Notes” on page S-18.

Who publishes the index and what does it measure?

The PHLX Oil Service SectorSM Index (OSX) is a price-weighted index of leading oil service companies. The OSX Index was set to an initial value of 75 on December 31, 1996. For more information on the OSX Index, see http://www.phlx.com/products/osx.html.

For further information, please see “The Index” on page S-21.

What About Taxes?

The U.S. tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-23.

Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as prepaid derivative contract with respect to the index. If your notes are so treated, you should generally recognize short-term capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sales of your notes or on the stated maturity date and the amount you paid for your notes.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in a security inversely linked to the market value of the stock to which your notes are indexed. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Is Not Protected

The principal of your notes is not protected. Our payment to you on the stated maturity date will be the cash settlement amount based on the final index level and the performance of the index level during the measurement period. Because of the formula that we use to determine the cash settlement amount, the amount you receive on the stated maturity date will be less than the face amount of your notes if the index level falls below the trigger level at any time during the measurement period and the final index level is lower than the initial index level for your notes, even if the final index level is higher than the trigger level. If the index level falls below the trigger price at any time during the measurement period, you may lose your entire investment in your notes, depending on the final index level.

Also, the market value of your notes prior to the stated maturity date may be lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less than the Original Issue Price

The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Potential for the Value of Your Notes to Increase Is Limited

Your ability to benefit from any rise in the index level is limited. Because of the formula that we will use to determine the cash settlement amount, the amount you receive on the stated maturity date may result in a lower return on your notes than you would have received had you invested directly in the index. In addition, the cash settlement amount that you receive on the stated maturity date for each of your notes will not exceed the cap level of 245.076 (an amount equal to 125% of the initial index level), no matter how much the index level may rise above the initial index level.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than what you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

The following factors, many of which are beyond our control, will influence the value of your notes:

•	the index level;

•	the volatility — i.e., the frequency and magnitude of changes — of the index level;

•	the dividend rates of the stocks underlying the index;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the index, and which may affect the index level;

•	interest and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness.

These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the index based on its historical performance.

If the Index Level Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the index level may not result in a comparable inverse change in the market value of your notes. Even if the index level equals or exceeds the cap level for your notes, the market value of your notes will usually be less than the cap level before the stated maturity date. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

You Have No Shareholder Rights Or Rights to Receive Stock

Investing in your notes will not make you a holder of the stocks comprising the index. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the stocks comprising the index. Your notes will be paid in cash, and you will have no right to receive delivery of any stocks underlying the index.

Trading and Other Transactions by Goldman Sachs in the Index Stocks May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under your notes by purchasing instruments linked to the index or stocks underlying the index, which we refer to as index stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the index level or one or more of the index stocks. Any of these hedging activities may adversely affect the index level — directly or indirectly affecting the price of the index stocks — and, therefore, the market value of your notes and the value of the consideration we will deliver on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level — directly or indirectly affecting the price of the index stocks — and, therefore, the market value of your notes and the value of the consideration we will deliver on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked or related to changes in the index level or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the value of the consideration we will deliver on your notes at maturity.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests

Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the index level, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the index sponsor or the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published or may in the future publish research reports with respect to the index and some or all of the index stocks. Any of these activities by any of our affiliates may affect the index level and, therefore, the market value of your notes and the value of the consideration we will deliver on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we must pay on the stated maturity date; determining whether the index level falls below the trigger level during the measurement period; and determining whether to postpone the stated maturity date because of a market disruption event. See “Specific Terms of Your Notes — Special Calculation Provisions” below for more information about these determinations. The exercise of this discretion by Goldman,

Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent for your notes at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the Index or the Index Stocks Could Affect the Amount Payable on Your Notes and their Market Value

The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes prior to that date. The amount payable on your notes and their market value could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the final index level — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the final index level and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

There Is No Affiliation Between the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Index Sponsor

As of the time these notes are issued, Goldman Sachs is not affiliated with the sponsor of the index. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index sponsor. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or completeness of any information about the index sponsor contained in this prospectus supplement or in any of the index sponsor’s publicly available information. You, as an investor in your notes, should make your own investigation into the index sponsor.

Neither the index sponsor nor any of the index stock issuers will not be involved in this offering of your notes in any way and will not have any obligation of any sort with respect to your notes. Neither the index sponsor nor any of the issuers will have any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market or quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, we expect it will not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Stated Maturity Date If a Market Disruption Event Occurs

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing,

the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your notes will also be postponed and the measurement period may be extended, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to make on the stated maturity date until after the originally scheduled due date. Moreover, if the determination date is postponed to the last possible day and the closing index level is not available on that day because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the index level on that day.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The U.S. tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes, This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company “DTC”. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus and the accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your notes:

No Interest

We will not pay interest on your notes.

Specified Currency

U.S. dollars (“$”). All cash payments under the notes will be made in U.S. dollars.

Form and Denomination

The notes will be issued only in global form through DTC. Each offered note will have a face amount equal to $196.061, which is the initial index level; the aggregate face amount for all of the offered notes is $19,803,141.31 ($10,000,091.31 of which were traded on June 21, 2006 and $9,803,050 of which were traded on June 30, 2006).

No Listing

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes. The following will apply to your notes:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below;

•	a business day for your notes may not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below; and

•	a trading day for your notes will have the meaning described under “— Special Calculation Provisions” below.

Please note that the information about the settlement or trade dates, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. in this prospectus supplement relates only to the initial issuance and sale of your notes. If you have purchased your notes in a market-

making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Index, Index Sponsor and Index Stocks

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover, or any successor index, as it may be modified, replaced or adjusted from time to time as described below under “ — Discontinuance or Modification of the Index”. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on

Stated Maturity Date

On the stated maturity date, for each of your notes we will pay you the cash settlement amount, calculated as described below.

The cash you receive in exchange for your notes on the stated maturity date may be less than 100% of the outstanding face amount of your notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — The Principal of Your Notes Is Not Protected” above.

Cash Settlement Amount

The cash settlement amount for each of your notes will equal an amount in cash calculated as follows:

•	regardless of whether or not the index level falls below the trigger level at any time during the measurement period, (1) if the final index level is equal to or greater than the cap level, 125% of the face amount, or (2) if the final index level is equal to or greater than the initial index level but less than the cap level, the face amount multiplied by (a) the final index level divided by (b) the initial index level

•	if the index level does not fall below the trigger level at any time during the measurement period and the final index level is less than the initial index level, the face amount

•	if the index level falls below the trigger level at any time during the measurement period and the final index level is less than the initial index level, the face amount multiplied by (a) the final index level divided by (b) the initial index level

The trigger level is 156.849 (an amount equal to 80% of the initial index level) and the cap level is 245.076 (an amount equal to 125% of the initial index level).

The initial index level is 196.061. The final index level, which will be determined by the calculation agent, will be the closing index level on the determination date. The face amount of each of your notes is equal to the initial index level. The measurement period is any trading day from but not including June 21, 2006 up to and including the determination date.

If the index level falls below the trigger level at any time during the measurement period, you may lose your entire investment in your note, depending on the closing price of the index on the determination date.

The cash we must pay in exchange for your notes on the stated maturity date represents the principal amount of your notes.

Measurement Period

Any trading day from but not including June 21, 2006 up to and including the determination date.

Stated Maturity Date

The stated maturity date will be December 28, 2006, unless that date is not a business day, in which case the stated maturity date will be the next following business day. If the fifth trading day before December 28, 2006 is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after December 28, 2006 or, if the relevant specified date is not a business day, later than the sixth business day after December 28, 2006. The calculation agent may postpone the determination date — and therefore the stated maturity date and extend the measurement period — if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under “— Special Calculation Provisions” below.

Determination Date

The determination date will be the fifth trading day before December 28, 2006, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than December 28, 2006 or, if the December 28, 2006 is not a business day, later than the first business day after December 28, 2006.

Consequences of a Market Disruption Event

As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days. If the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the final index level that must be used to determine the cash payment amount is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the index level on that day.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the index level is not available on the determination date or at any time during the measurement period because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect — including any split or reverse split of the index and any addition, deletion, or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the index level at any time during the measurement period and the final index level used to determine the amount payable on the stated maturity date, is equitable, and will determine in a good faith manner whether the index level has fallen below the trigger level at any time during the measurement period. For example, if a split of the index occurs, and if the index level would not have fallen below the trigger level but for such split, then the index level will not be deemed to have fallen below the trigger level.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of our notes at the maturity. We describe the default amount under “ — Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that notes. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and

“Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “ — Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent, in its sole discretion, will make all determinations regarding the final index level, market disruption events, whether the index level falls below the trigger level during the measurement period, the default amount and the amount payable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent for the offered notes. We may change the calculation agent for your notes at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day of the kind described in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal securities markets for all the index stocks are open for trading and the index is calculated and published by the index sponsor.

Index Level

When we refer to the index level with respect to your notes, we mean the index level during regular trading hours as of any trading day, as displayed on the Bloomberg QR page, or any successor or replacement page.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized” under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stock constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock is traded, or on which option or futures contracts relating to the index or an index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock or those contracts, or

•	a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL CASH SETTLEMENT AMOUNTS ON YOUR NOTES

The following tables are provided for purposes of illustration only. They should not be viewed as indications or predictions of future investment results. Rather, they are intended merely to illustrate the impact that various hypothetical closing levels of the index on the determination date could have on the cash settlement amount, as calculated in the manner described above and assuming all other variables remained constant. The cash settlement amounts listed in the following tables are entirely hypothetical. They are based on index levels that may not be achieved on the relevant date and on assumptions that may prove to be erroneous.

The tables below show the hypothetical cash settlement amounts we would pay on the stated maturity date in exchange for each of your notes, if the final index level expressed as a percentage of the initial index level were any of the hypothetical percentages shown in the left column. For this purpose, we have assumed that there will be no market disruption events. The first table shows the hypothetical cash settlement amounts as a percentage of the face amount in the case where the index level does not fall below 156.849 (the trigger level) at any time during the measurement period. The second table shows the hypothetical cash settlement amounts as a percentage of the face amount in the case where the index level does fall below 156.849 at any time during the measurement period.

The left column represents hypothetical closing levels for the index on the determination date expressed as a percentage of the initial index level. The right column represents hypothetical corresponding cash settlement amounts expressed as a percentage of the face amount. Thus, a hypothetical cash settlement amount of 100% means that the cash settlement amount that we would deliver in exchange for each of your notes on the stated maturity date would equal 100% of the face amount, or $196.061, based on the corresponding hypothetical final index level and the assumptions noted above.

If the index level does not fall below the trigger level at any time during the measurement period:

Hypothetical Final Index Level as Percentage of Initial Index Level	Hypothetical Cash Settlement Amount as Percentage of Face Amount
200.00%	125.00%
175.00%	125.00%
125.00%	125.00%
115.00%	115.00%
110.00%	110.00%
100.00%	100.00%
90.00%	100.00%
80.00%	100.00%

If the index level does fall below the trigger level at any time during the measurement period:

Hypothetical Final Index Level as Percentage of Initial Index Level	Hypothetical Cash Settlement Amount as Percentage of Face Amount
200.00%	125.00%
175.00%	125.00%
125.00%	125.00%
120.00%	120.00%
110.00%	110.00%
100.00%	100.00%
90.00%	90.00%
80.00%	80.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

The hypothetical cash settlement amounts as a percentage of the face amount shown above may bear little or no relationship to the actual market value of your notes on that date or at any other time, including any time you might wish to sell your notes. In addition, you should not view the hypothetical cash settlement amounts as a percentage of the face amount as an indication of the possible financial return on an investment in your notes, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account. Moreover, whatever the financial return on your notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the index. Among other things, the financial return on the index would not be limited by the cap level, and an investment directly in the index is likely to have tax consequences that are different from an investment in your notes.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Additional Risk Factors Specific to Your Notes” above.

We cannot predict the index level or, therefore, the final index level or the cash settlement amount for your notes. Moreover, the assumptions we make in connection with any hypothetical information in this prospectus supplement may not reflect actual events. Consequently, that information may give little or no indication of the cash settlement amount that will be delivered in respect of your notes on the stated maturity date, nor should it be viewed as an indication of the financial return on your notes or of how that return might compare to the financial return on an investment directly in the index.

Payments on your notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates also expect to use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of each offered note, we and/or our affiliates have entered into hedging transactions involving purchases of instruments linked to the index or index stocks on or before the trade date. In addition, from time to time after we issue a offered note, we and/or our affiliates expect to enter into additional hedging transactions, and to unwind those we have entered into, in connection with that particular note and perhaps in connection with other index-linked notes we may issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, other instruments linked to the index or some or all of the index stocks,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity markets and/or

•	may take short positions in the index stocks or other securities of the kind described above—i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchase.

We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We and/or our affiliates may close out a hedge position relating to your notes and perhaps relating to other notes with returns linked to the index or the index stocks. These steps, which could occur on or before the determination date for your notes, are likely to involve sales of instruments linked to the index or index stocks and they may involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options or futures on the index stock or listed or over-the-counter options, futures or other instruments liked to the index, some or all of the index stock or indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the value of the consideration that we will deliver on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in the Index Stocks May Impair the Value of Your Notes” and Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE INDEX

The PHLX Oil Service SectorSM (OSX) Index is a price-weighted index of leading oil service companies. The OSX Index was set to an initial value of 75 on December 31, 1996. For more information on the OSX Index, see http://www.phlx.com/products/osx.html. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

Historical Closing Levels of the Index

The table below sets forth the high, the low and the final closing levels of the index for each of the four calendar quarters in 2004 and 2005, and for the first two calendar quarters in 2006. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

The closing index levels have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing index levels during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical levels of the index as an indication of the future performance. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than the face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the index.

The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

Because the cash settlement amount on your notes is linked to the index level on the determination date and is to be determined under a formula that caps the rate of return on your notes, the rate of return on your notes may be less than that on the index over a comparable period.

Quarterly High, Low and Final Closing Levels of the Index

	High	Low	Close
2004
Quarter ended March 31	110.63	92.50	103.51
Quarter ended June 30	109.33	95.84	107.54
Quarter ended September 30	121.93	101.76	120.79
Quarter ended December 31	127.02	113.45	123.94
2005
Quarter ended March 31	145.26	118.26	139.31
Quarter ended June 30	149.12	124.96	146.15
Quarter ended September 30	178.64	146.51	175.93
Quarter ended December 31	190.92	153.45	182.14
2006
Quarter ended March 31	223.54	189.35	208.35
Quarter ended June 30	235.34	185.81	210.38

License Agreement

The Philadelphia Stock Exchange, Inc. has granted The Goldman Sachs Group, Inc. a non-exclusive, non-transferable, worldwide license to use the Index as the basis of the notes to be issued by The Goldman Sachs Group, Inc.

PHLX Oil Service SectorSM (OSX) (“Index”) is not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. (“PHLX”). PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track market performance. PHLX’s only relationship to Licensee is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to the Licensee. PHLX has no obligation to take the needs of the Licensee or the owners of the Index into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX OIL SERVICE SECTORSM INDEX (OSX) (“INDEX”) OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain United States federal income tax consequences relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to your notes.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of the notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax exempt organization;

•	a regulated investment company;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your note should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a prepaid derivative contract with respect to the index.

If your notes are characterized as described above, your tax basis in your notes generally would equal your cost for your notes. Upon the sale or exchange of your notes, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your notes. The gain or loss generally would be short-term capital gain or loss.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing short-term debt obligations as described in the attached prospectus under “United States Taxation — Taxation of Debt Securities — United States Holders — Short-Term Debt Securities”. Alternatively, the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could take the position that gain or loss upon the maturity of your notes will not be characterized as capital gain or loss.

Backup Withholding

and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(i) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company of the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the face amount of the offered notes specified in the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell each note it purchases at the original issue price.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $27,000 for the notes. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

No dealer, salesperson or other person
is authorized to give any information or to
represent anything not contained in this
prospectus. You must not rely on any
unauthorized information or representations.
This prospectus is an offer to sell or a solicitation
of an offer to buy the securities it describes, but
only under circumstances and in jurisdictions
where it is lawful to do so. The information
contained in this prospectus is current only as of
its date.

Prospectus Supplement

Page
Summary Information	S-2
Additional Risk Factors Specific to Your Notes	S-7
Specific Terms of Your Notes	S-12
Hypothetical Cash Settlement Amounts on Your Notes	S-18
Use of Proceeds and Hedging	S-20
The Index	S-21
Supplemental Discussion of Federal Income Tax Consequences	S-23
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26

Prospectus Supplement dated December 1, 2005

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-20
Validity of the Notes	S-22

Prospectus dated December 1, 2005

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	69
Description of Capital Stock of The Goldman Sachs Group, Inc.	93
Legal Ownership and Book-Entry Issuance	98
Considerations Relating to Securities Issued in Bearer Form	104
Considerations Relating to Indexed Securities	109
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	112
Considerations Relating to Capital Securities	115
United States Taxation	118
Plan of Distribution	142
Employee Retirement Income Security Act	145
Validity of the Securities	145
Experts	145
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

$19,803,141.31*

The Goldman Sachs Group, Inc.

Trigger Index-Linked Notes due 2006

(Linked to the PHLX Oil Service

SectorSM Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.